Exhibit 24.1

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Robert G. Gross and Catherine D’Amico, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 for the registration of shares of the Common Stock of Registrant issuable pursuant to the Monro Muffler Brake, Inc. 2007 Stock Incentive Plan and any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 relating to the Monro Muffler Brake, Inc. 2007 Stock Incentive Plan, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Richard A. Berenson Richard A. Berenson	Director	March 24, 2011

/s/ Frederick M. Danziger Frederick M. Danziger	Director	March 24, 2011

/s/ Donald Glickman Donald Glickman	Director	March 24, 2011

/s/ Robert E. Mellor Robert E. Mellor	Director	March 24, 2011

/s/ Peter J. Solomon Peter J. Solomon	Director	March 24, 2011

/s/ James R. Wilen James R. Wilen	Director	March 24, 2011

/s/ Elizabeth A. Wolszon Elizabeth A. Wolszon	Director	March 24, 2011